[RYAN, RUSSELL, OGDEN & SELTZER LLP LETTERHEAD]



                                                        Exhibit F-2(a)
                                                        --------------


                                          August 31, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:   Pennsylvania Electric Company
                  Application on Form U-1
                  SEC File No. 70-8403
                  -----------------------------

Ladies and Gentlemen:

            We refer to the opinion, dated June 2, 1994, filed as Exhibit F-2 to Amendment No. 3, dated the same date, to the Application on Form U-1, dated March 30, 1994, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Pennsylvania Electric Company, a Pennsylvania corporation ("Penelec"), with the Securities and Exchange Commission (the "Commission") and docketed in SEC File No. 70-8403. (The Application, as thus amended, is hereinafter referred to as the "Application").

            The Application contemplated, among other things, the organization by Penelec of a special purpose Delaware corporate subsidiary, Penelec Preferred Capital, Inc., to become the sole general partner of a newly formed Delaware limited partnership, Penelec Capital, L.P. ("Penelec Capital"), the issuance and sale by Penelec Capital of up to 5,000,000 preferred securities, representing preferred limited partner interests(the "Preferred Securities"), the proceeds of which, together with the capital contribution of the general partner, would be used to purchase subordinated debentures issued by Penelec (the "Subordinated Debentures"). Penelec would guarantee (the "Guarantee") the payment by Penelec Capital of distributions on the Preferred Securities and of amounts due upon liquidation of Penelec Capital or redemption of the Preferred Securities, all to the extent set forth in the Guarantee. The Preferred Securities would be issued by Penelec Capital pursuant to an Amended and Restated Limited Partnership Agreement and one or more Actions thereunder (collectively, the "Limited Partnership Agreement") and the Subordinated Debentures would be issued by Penelec pursuant to an indenture between Penelec and United States Trust Company of New York, as Trustee (the "Indenture").



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Securities and Exchange Commission
August 31, 1999
Page 2


            We are familiar with the corporate history of Penelec and the terms of its outstanding securities. We have also examined such other instruments, agreements and documents and made such further investigation as we have deemed necessary as a basis for this opinion.

            This opinion is limited to the laws of the Commonwealth of Pennsylvania, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Pennsylvania laws and rules, regulations and orders thereunder which are currently in effect.

            Based upon the foregoing, and assuming that all action under state "Blue Sky" laws to permit the consummation of the subject transactions has been completed, we are of the opinion that:

            (a) All Pennsylvania laws applicable to the proposed transactions have been complied with;

            (b) At the time of the proposed transactions, Penelec Capital, the issuer of the Preferred Securities, was duly formed and validly existing in good standing as a limited partnership;

            (c) Penelec, the issuer of the Subordinated Debentures and the Guarantee, is validly organized and duly existing;

            (d) The Preferred Securities were validly issued, fully paid and non-assessable limited partner interests, and the holders thereof were entitled to the rights and privileges appertaining thereto set forth in the Limited Partnership Agreement;

            (e) The Subordinated  Debentures were valid and binding  obligations of Penelec in accordance with their terms, and the Guarantee was the valid and binding obligation of Penelec in accordance with its terms subject, in each case, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting creditors' rights generally (including, without limitation, the Atomic Energy Act and applicable regulations of the Nuclear Regulatory Commission thereunder) and general equitable principles; and




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Securities and Exchange Commission
August 31, 1999
Page 3


            (f) The consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by Penelec or its subsidiaries, Ninevah Water Company, Penelec Capital and Penelec Capital II, L.P.

            We hereby consent to the filing of this opinion as an exhibit to the Rule 24 Certificate and in any proceedings before the Commission that may be held in connection therewith. The firm of Berlack, Israels & Liberman LLP is authorized to rely on this opinion for the purpose of rendering its opinion, dated the date hereof, which is being filed as Exhibit F-1 (a) to the Application. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                    Very truly yours,



                                    RYAN, RUSSELL, OGDEN & SELTZER LLP